                                                                    EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)


                                                      Three Months Ended                  Nine Months Ended
                                                          March 31,                           March 31,
                                               ---------------------------------  ----------------------------------
                                                    2000              1999             2000              1999
                                               ----------------  ---------------- ----------------  ----------------
Weighted average shares
  outstanding                                       74,869,550        63,187,789       72,110,495        62,872,858
Incremental shares resulting
  from assumed exercise of
  stock options                                      4,158,357         3,326,578        4,434,448         3,949,568
                                               ----------------  ---------------- ----------------  ----------------

Weighted average shares and
  assumed incremental shares                        79,027,907        66,514,367       76,544,943        66,822,426
                                               ================  ================ ================  ================

NET INCOME                                             $32,410           $19,505          $77,343           $52,363
                                               ================  ================ ================  ================


EARNINGS PER SHARE:

  Basic                                                  $0.43             $0.31            $1.07             $0.83
                                               ================  ================ ================  ================
  Diluted                                                $0.41             $0.29            $1.01             $0.78
                                               ================  ================ ================  ================


Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market prices for the period was used to determine the number of incremental shares.